BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.

200 Haddonfield Berlin Road, Ste. 402

Gibbsboro, New Jersey 08026-1239

(856) 346-2828  Fax: (856) 346-2882

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 6, 2007, to be filed by our former client, Intelligentias, Inc. (formerly known as Merchandise Creations, Inc.)  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Bagell, Josephs, Levine & Company, L.L.C.

Bagell, Josephs, Levine & Company, L.L.C.

Gibbsboro, NJ 08026

July 6, 2007